                                                                   Exhibit 8.2

                              [R & G Letterhead]




                                 June 9, 1998


InterQual, Inc.
293 Boston Post Road West
Marlborough, MA 01752

Ladies and Gentlemen:

     We have acted as counsel to InterQual, Inc. ("InterQual"), a Delaware corporation, in connection with the planned transaction (the "Merger") contemplated by the Amended and Restated Agreement and Plan of Reorganization, dated June 4, 1998, by and among Access Health, Inc., a Delaware corporation ("Access Health"), Access Acquisition Corp. 98A, a Delaware corporation and a wholly-owned subsidiary of Access Health, Inc. ("Merger Sub"), and InterQual, Inc. (the "Reorganization Agreement"). In connection with the Merger, Merger Sub will merge with and into InterQual in a transaction in which (i) all outstanding InterQual stock will be converted into the right to receive Access Health common stock and (ii) each share of Merger Sub common stock will be converted into one share of InterQual common stock. All capitalized terms used but not defined herein have the meanings ascribed to them in the Reorganization Agreement.

     We have reviewed the discussion entitled "Certain Federal Income Tax Considerations" contained in the Registration Statement on Form S-4 of Access Health filed with the Securities and Exchange Commission. That discussion constitutes our opinion as to the material federal income tax consequences of the exchange of shares of InterQual Capital Stock for Access Health Common Stock pursuant to the Merger.

InterQual, Inc.                        -2-                        June 9, 1998



     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the section of the Registration Statement titled "Certain Federal Income Tax Considerations."

                                       Very truly yours,

                                       /s/ Ropes & Gray

                                       Ropes & Gray